Exhibit 99.21

GLENCORE AG

August 31, 2009

Douglas Newby

Poly Met Mining Inc.

6500 Country Road 666

Hoyt Lakes, Minnesota

Re:	Amendment Letter No. 9 Relating to Purchase Agreement

Dear Douglas,

Reference is made to the Purchase Agreement dated October 31, 2008 by and among Poly Met Mining Inc., as issuer (the “Issuer”), PolyMet Mining Corp., as parent guarantor (the “Company”), and Glencore AG, as purchaser (the “Purchaser”), as amended by letter agreement dated November 28, 2008, and as further amended by Amendment Letter No. 2, dated December 12, 2008, and as further amended by Amendment Letter No. 3, dated December 19, 2008, and as further amended by Amendment Letter No. 4, dated January 30, 2009, and as further amended by Amendment Letter No. 5, dated February 24, 2009, and as further amended by Amendment Letter No. 6, dated March 30, 2009, and as further amended by Amendment Letter No. 7, dated April 28, 2009, and as further amended by Amendment Letter No. 8, dated July 4, 2009 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

The Issuer, the Company and the Purchaser hereby agree to amend the Purchase Agreement, Tranche A Debenture, Tranche B Debenture and Tranche C Debenture as follows notwithstanding any contrary provision therein:

1.	the Issuer shall deliver to the Purchaser by Friday, October 30, 2009 (the “RGGS Due Date”) the following:

(a)	the executed consent to the NorthMet Lease Mortgage, as described in Section 4.7(l) of the Purchase Agreement;

(b)	the documents and agreements (and, to the extent the Issuer is required to take or refrain from taking any action, the Issuer shall deliver evidence reasonably satisfactory to the Purchaser that the Issuer has taken or refrained from taking each such action, as applicable) described in subclauses (e), (j), (k), (l) and (m) (solely as such subclause relates to the NorthMet Lease Mortgage) of Section 4.7 of the Purchase Agreement; and

Baarermattstrasse 3 % P.O. Box 666 % CH-6341 Baar % Switzerland

Telephone +41 41 709 35 35 % Telefax +41 41 709 35 36

GLENCORE	Page 2

(c)	the RGGS Due Date shall be inclusive of any applicable cure or notice period;

2.	a failure by the Issuer to comply with any of its obligations in Section 1 hereof shall, among other things, constitute (a) a failure by the Issuer and the Company to comply with their covenants under the Purchase Agreement, (b) the occurrence of an Event of Default as defined under each of the Purchase Agreement and the Debentures and (c) a failure by the Issuer to satisfy the conditions precedent to the Purchaser’s obligation to consummate the Tranche E Closing;

3.	the Issuer and the Company hereby acknowledge the Issuer’s existing obligations under the Purchase Agreement, Tranche A Debenture, Tranche B Debenture and Tranche C Debenture to deliver to the Purchaser:

(a)	the executed consent to the Erie Plant Mortgage (the “Executed Cliffs Consent”), as described in Section 4.8(b) of the Purchase Agreement; and

(b)	the documents and agreements (and, to the extent the Issuer is require to take or refrain from taking any action, the Issuer shall deliver evidence reasonably satisfactory to the Purchaser that the Issuer has taken or refrained from taking each such action, as applicable) described in subclauses (d), (e) and (f) (solely as such subclause relates to the Erie Plant Mortgage and the Erie Plant Mortgage Amendment) of Section 4.4 of the Purchase Agreement (collectively, the “Erie Plant Mortgage Documents”);

4.	a failure by the Issuer to comply with its obligations under the Purchase Agreement, Tranche A Debenture, Tranche B Debenture and Tranche C Debenture to deliver the Executed Cliffs Consent and Erie Plant Mortgage Documents to the Purchaser shall constitute a failure by the Issuer to satisfy the conditions precedent to the Purchaser’s obligation to consummate the Tranche E Closing and NOT an Event of Default; and

5.	the defined term “Outside Date” in the Purchase Agreement shall be extended to Wednesday, November 4, 2009 from Saturday, October 31, 2009.

GLENCORE	Page 3

Except as specifically amended hereby, each of the Purchase Agreement, Tranche A Debenture, Tranche B Debenture and Tranche C Debenture shall remain in full force and effect.

Best regards,

/s/ Stefan H. Peter
Name:	Stefan H. Peter
Title:	Officer

/s/ Lotti Grenacher
Name:	Lotti Grenacher
Title:	Officer

GLENCORE AG

ACKNOWLEDGED AND AGREED TO AS OF THIS 31st DAY OF AUGUST, 2009

POLY MET MINING, INC.

By:	/s/ Douglas Newby
Name:	Douglas Newby
Title:	Chief Financial Officer

POLYMET MINING CORP.

By:	/s/ Douglas Newby
Name:	Douglas Newby
Title:	Chief Financial Officer